NEWS RELEASE

Contact:                   Wendy S. Schmucker

                  Senior Vice President, Secretary and Treasurer

                  724-537-9921

For Immediate Release

COMMERCIAL NATIONAL POSTS SECOND QUARTER EARNINGS

LATROBE, PA, August 3, 2004 - Commercial National Financial Corporation (NASDAQ:CNAF), parent company of Commercial Bank of Pennsylvania and Highview Trust Company, has reported unaudited earnings for the six-month period ended June 30, 2004. The company earned $2.066 million (or $.60 per average share outstanding) compared to $2.247 million (or $.65 per average share outstanding) earned in the same period last year. Earnings-per-share in 2004 are based on 3,429,413 average shares outstanding compared to 3,449,624 shares outstanding for the same six-month period a year ago.

Earnings through June 30, 2004 were influenced by $846,000 in net securities gains and $492,000 credited back from the allowance for loan losses. Partially offsetting these items were a $233,000 executive severance expense and a $39,000 loss on the sale of assets relating to the Gooder agency. The reduction in the allowance for loan losses consisted of specific allocations for several classified loans, totaling $3.2 million, which paid off during the first half of 2004.

On June 30, 2004, Commercial National Financial Corporation successfully completed its previously announced sale of the insurance agency assets relating to the Gooder Agency, Inc. Prior to its asset sale, the insurance affiliate recorded a pre-tax operating loss of approximately $100,000 during the first half of 2004.  The company’s insurance agency activities began with an initial partnership arrangement in 1998.  Since that time, the agency has not met the company’s performance expectations.

Gregg E. Hunter, Vice Chairman, President & CEO of Commercial National stated, “Thus far in 2004, progress continues in refocusing Commercial National on the core bank and trust franchise.”

Mr. Hunter also noted, “The bank’s most immediate priority is to restore net income to levels sufficient for conformance with baseline profitability standards for the banking industry.  The primary means by which this will be achieved involves listening to and satisfying all our customers in a manner that consistently exceeds their service quality expectations.  In accordance with the new strategic direction taken by the Board of Directors in January 2004, customer satisfaction is now paramount.  That satisfaction is the foundation of the company’s future success.”

George V. Welty, Chairman, stated, “The goal of the Board is to have our bank be the best possible provider of financial services in the geographic areas we serve by building strong customer relationships through appropriate financial products.  This goal will result in enhanced loyalty of our customers and our employees and the creation of real value for our shareholders.”

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system. The company operates a trust company, Highview Trust Company, headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	June	June
	2004	2003
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks on demand	$ 13,338	$ 10,886
Interest bearing deposits with banks	813	1,088
Federal funds sold	9,675	15,225
Securities available for sale	141,708	133,641

Loans	187,839	189,528
Allowance for loan losses	(1,823)	(2,680)
Net loans	186,016	186,848

Premises and equipment	4,940	4,758
Other assets	15,944	15,654
Total assets	$ 372,266	$ 368,100

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 60,939	$ 49,882
Interest bearing	208,075	208,946
Total deposits	269,014	258,828

Other liabilities	1,985	3,450
Long-term borrowings	55,000	55,000
Total liabilities	325,999	317,278

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,423,926 and 3,447,152 shares in 2004 and 2003, respectively	7,200	7,200
Retained earnings	42,099	42,150

Accumulated other comprehensive income

	291	4,157

Less treasury stock, at cost, 176,074 and 152,848 shares in 2004 and 2003
	(3,323)	(2,685)
Total shareholders' equity	46,267	50,822

Total liability and shareholders' equity	$ 372,266	$ 368,100

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
	Three Months		Six Months
	Ending June 30		Ending June 30
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Interest and fees on loans	$ 2,715	$ 2,891	$ 5,421	$ 5,741
Interest and dividends on securities:
Taxable	2,012	1,792	3,947	3,884
Exempt from federal income taxes	50	301	328	592
Other	18	44	22	124
Total Interest income	4,795	5,028	9,718	10,341

INTEREST EXPENSE:
Interest on deposits	900	926	1,777	1,923
Interest on short-term borrowings	31	-	82	-
Interest on long-term borrowings	725	724	1,451	1,444
Total Interest expense	1,656	1,650	3,310	3,367

NET INTEREST INCOME	3,139	3,378	6,408	6,974
PROVISION FOR LOAN LOSSES	(492)	-	(436)	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,631	3,378	6,844	6,974

OTHER OPERATING INCOME:
Asset management and trust income	237	198	462	351
Service charges on deposit accounts	173	218	380	403
Other service charges and fees	150	156	343	330
Net security gains	51	-	846	-
Loss on sale of Gooder assets	(39)	-	(39)	-
Other income	436	497	806	920
Total other operating income	1,008	1,069	2,798	2,004

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,671	1,441	3,411	2,969
Executive severance	-	-	233	-
Net occupancy	184	176	372	370
Furniture and equipment	215	182	416	349
Pennsylvania shares tax	133	127	267	246
Legal and professional	143	196	366	405
Other expenses	923	945	1,847	1,794
Total other operating expenses	3,269	3,067	6,912	6,133

INCOME BEFORE INCOME TAXES	1,370	1,380	2,730	2,845
Income tax expense	356	276	664	598

Net income	$ 1,014	$ 1,104	$ 2,066	$ 2,247

Average Shares Outstanding	3,427,262	3,447,152	3,429,413	3,449,624

Earnings Per Share, basix	$ 0.29	$ 0.32	$ 0.60	$ 0.65